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                                                                   Exhibit 10.72


                                 [PANAMSAT LOGO]




November 8, 2001


Mr. James B. Frownfelter
4 Oak Lane
Weston, CT  06883

Dear Jim:

This letter will confirm our recent conversations concerning the following items:

Promotion

Effective November 12, 2001, you will be promoted to Executive Vice President and Chief Technology Officer, reporting directly to me. You will now be a member of the Management Committee, and will continue your participation in the Operations Committee.

Base Salary

Your base salary will be increased to $395,000 per annum, effective November 12, 2001.

Your base salary will be reviewed on May 6, 2002, with the magnitude of the future increase being determined by your performance.

Bonus

As an Executive Vice President, your bonus target will be increased to 65%, effective immediately.

In addition, your 2001 AIP bonus, if any, will be supplemented at the end of the first quarter in 2002 with a special contribution bonus, such that the combination of the 2001 AIP bonus, if any, and the special contribution bonus will total $257,000.

Stock Options

In conjunction with your promotion, you were awarded 30,000 shares, @ $23.03, on October 25, 2001, with four-year vesting.

In addition, you will be recommended for a minimum award of an additional 60,000 stock options during the first quarter of 2002. This recommendation is subject to the approval of the Compensation Committee of the Board of Directors of PanAmSat, and EchoStar executive management.


              20 WESTPORT ROAD - WILTON, CONNECTICUT 06897 - USA -
                   PHONE 1.203.210.8000 - FAX 1.203.210.8001
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Change-in-Control

You will receive a Change in Control (CIC) document (see attached), such that a CIC, as defined in the attached agreement, will result in you receiving a lump sum distribution totaling two times (2.0) your annual base salary at the time of termination, plus the greater of the most recent bonus or target bonus (65%).

In addition, you will receive payment for all unused Paid Time Off (PTO), as defined by the PTO policy then in effect.

You will also receive benefits coverage, except for short-term and long-term disability, for up to two years, or until you accept another position, whichever comes first.

Upon any CIC, all stock options will immediately vest, and not terminate until the lesser of the term of the grant or two years following the CIC. If you are made redundant within two years of the effective date of the CIC, the stock options will not terminate until the lesser of the term of the grant or five years following the effective date of the CIC.

Retention Agreement

If you continue your employment with PanAmSat at least through December 31, 2003, and agree to give four months' notice of a voluntary resignation, and to assist, if requested, with the selection of your replacement, PanAmSat will agree to pay you one year's base salary, plus any bonus earned for 2003 of at least 65% of your base salary, in a lump sum, less applicable taxes. The base salary portion will be paid within 30 days of the effective date of your resignation. The 2003 bonus payment will be made at the same time that other PanAmSat bonuses are paid.

If you continue your employment beyond December 31, 2003, and agree to continue to give four months' notice of a voluntary resignation, the Company will pay you the retention bonus as outlined above, and a pro-rata share of the annual bonus for the year during which termination occurs, based on a minimum 65% annual target and the partial annual term served. The bonus portion would be paid, less applicable taxes, at the same time that other PanAmSat bonuses are paid for the year of termination.

If you are terminated, for any reason other than cause, between now and December 31, 2004, you will be paid a minimum severance of one year's base salary and a bonus of 65% of your base salary. In addition, you will receive a pro-rata bonus, based on your performance and the partial annual term served during the year of termination. The annual target for this bonus is 65%. The base salary portion would be paid, less applicable taxes, within 30 days of your termination. The bonus portion(s) would be paid, less applicable taxes, at the same time that other PanAmSat bonuses are paid.

If you resign voluntarily before December 31, 2003, no retention bonus will be paid.


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This retention agreement is invalid if you otherwise elect to receive compensation due to triggering of the provisions in the Executive Change in Control Severance Agreement should a CIC occur prior to expiration of your resignation notice.

This means you will receive either a CIC payment or this retention bonus, not both.

Relocation

Upon request, the Company is prepared to move you and your family to the Washington, D.C. area, consistent with PanAmSat's executive relocation policy.

Commuting Arrangements

Upon relocation of you and your family to the Washington, D.C. area, PanAmSat will pay for transportation costs between Washington, D.C. and Wilton, Connecticut.

PanAmSat will also provide the use of a Company leased apartment in the Wilton, Connecticut area.

Jim, we feel that these arrangements are responsive to your professional and personal needs and provide you with an outstanding career advancement opportunity.

I look forward to working more closely with you.

Sincerely,



Joe Wright




cc:  D.M. Reid


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